PRICING SUPPLEMENT

Dated August 13, 2021

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-228614

(To Prospectus dated December 26, 2018,

Prospectus Supplement dated November 19, 2020

and Product Prospectus Supplement dated November 19, 2020)

The Bank of Nova Scotia $3,294,500 Trigger GEARS
Linked to an Unequally Weighted Basket of Equity Indices due August 15, 2031

Investment Description

The Bank of Nova Scotia Trigger GEARS (the “Securities”) are senior unsecured debt securities issued by The Bank of Nova Scotia (“BNS” or the “issuer”) linked to an unequally weighted basket (the “underlying basket”) consisting of the following 5 equity indices (each, a “basket asset”, together the “basket assets”), with its basket weighting in parenthesis: EURO STOXX 50® Index (40.00%), Nikkei 225 Index (25.00%), FTSE® 100 Index (17.50%), Swiss Market Index (10.00%) and S&P/ASX 200 Index (7.50%). The amount you receive at maturity will be based on the direction and percentage change in the level of the underlying basket from the trade date to the final valuation date (the “basket return”) and whether the closing level of the underlying basket on the final valuation date (the “final basket level”) is less than the downside threshold. If the basket return is positive, BNS will pay you a cash payment per Security at maturity equal to the principal amount plus a percentage return equal to the basket return multiplied by the upside gearing. If the basket return is zero or negative and the final basket level is equal to or greater than the downside threshold, BNS will pay you a cash payment per Security at maturity equal to the principal amount. If, however, the basket return is negative and the final basket level is less than the downside threshold, BNS will pay you a cash payment per Security at maturity that is less than the principal amount, if anything, resulting in a percentage loss of your principal amount equal to the basket return and, in extreme situations, you could lose your entire investment in the Securities. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose a significant portion or all of your investment in the Securities. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of BNS. If BNS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment in the Securities.

Features

❑	Enhanced Exposure to Positive Basket Return: At maturity, the Securities provide exposure to any positive basket return multiplied by the upside gearing.
❑	Contingent Repayment of Principal at Maturity with Potential for Full Downside Market Exposure: If the basket return is zero or negative and the final basket level is equal to or greater than the downside threshold, BNS will pay you a cash payment per Security at maturity equal to the principal amount. If, however, the basket return is negative and the final basket level is less than the downside threshold, BNS will pay you a cash payment per Security at maturity that is less than the principal amount, if anything, resulting in a percentage loss of your principal amount equal to the basket return and, in extreme situations, you could lose your entire investment in the Securities. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of BNS.

Key Dates

Trade Date	August 13, 2021
Settlement Date	August 17, 2021
Final Valuation Date*	August 13, 2031
Maturity Date*	August 15, 2031
*	Subject to postponement in the event of a market disruption event, as described in the accompanying product prospectus supplement.

Notice to investors: the Securities are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the principal amount of the Securities at maturity, and the Securities may have the same downside market risk as that of a hypothetical investment in the underlying basket. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of BNS. You should not purchase the Securities if you do not understand or are not comfortable with the significant risks involved in investing in the Securities.

You should carefully consider the risks described under “Key Risks” beginning on page P-4 and under “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product prospectus supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 5 of the accompanying prospectus. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Securities. You may lose a significant portion or all of your investment in the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network.

Security Offering

Information about the underlying basket and the basket assets is specified under “Final Terms — Underlying Basket” herein and described in more detail under “Information About the Underlying Basket and the Basket Assets” herein. The Securities are offered at a minimum investment of $1,000, or 100 Securities at $10 per Security, and integral multiples of $10 in excess thereof.

Underlying Basket	Basket Weighting	Upside Gearing	Initial Basket Level	Downside Threshold	CUSIP	ISIN
An Unequally Weighted Basket of 5 Equity Indices (see page 2 for further details)	Unequally Weighted (see page 2 for further details)	2.665	100.00	70.00, which is 70.00% of the Initial Basket Level	06417T605	US06417T6055

The initial estimated value of your Securities at the time the terms of your Securities were set on the trade date was $9.238 per principal amount, which is less than the issue price to public listed below. See “Additional Information Regarding Estimated Value of the Securities” herein and “Key Risks” beginning on page P-4 of this document for additional information. The actual value of your Securities at any time will reflect many factors and cannot be predicted with accuracy.

See “Additional Information about BNS and the Securities” on page ii. The Securities will have the terms set forth in the accompanying product prospectus supplement dated November 19, 2020, the accompanying prospectus supplement dated November 19, 2020 and the accompanying prospectus dated December 26, 2018 and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document, the accompanying product prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not insured by the Canada Deposit Insurance Corporation (the “CDIC”) pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation or any other government agency of Canada, the U.S. or any other jurisdiction. The Securities are not bail-inable debt securities under the CDIC Act.

Offering of Securities	Issue Price to Public		Underwriting Discount(1)(2)		Proceeds to The Bank of Nova Scotia(1)(2)
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to an Unequally Weighted Basket of Equity Indices	$3,294,500.00	$10.00	$164,725.00	$0.50	$3,129,775.00	$9.50

(1) Scotia Capital (USA) Inc. (“SCUSA”), our affiliate, has agreed to purchase the Securities at the principal amount and, as part of the distribution of the Securities, has agreed to sell the Securities to UBS Financial Services Inc. (“UBS”) at the discount specified in the table above. See “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)” herein for additional information.

(2) This amount excludes any profits to BNS, SCUSA or any of our other affiliates from hedging. See “Key Risks” and “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)” herein for additional considerations relating to hedging activities.

Scotia Capital (USA) Inc.	UBS Financial Services Inc.

Additional Information about BNS and the Securities

You should read this pricing supplement together with the prospectus dated December 26, 2018, as supplemented by the prospectus supplement dated November 19, 2020 and the product prospectus supplement (Equity Linked Index Notes, Series A) dated November 19, 2020, relating to our Senior Note Program, Series A, of which these Securities are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement.

The Securities may vary from the terms described in the accompanying prospectus, accompanying prospectus supplement and accompanying product prospectus supplement in several important ways. You should read this pricing supplement carefully, including the documents incorporated by reference herein. In the event of any conflict between this pricing supplement and any of the foregoing, the following hierarchy will govern: first, this pricing supplement; second, the accompanying product prospectus supplement; third, the accompanying prospectus supplement; and last, the accompanying prospectus. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website).

This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein, in “Additional Risk Factors Specific to the Securities” of the accompanying product prospectus supplement and in “Risk Factors” of the accompanying prospectus supplement and of the accompanying prospectus, as the Securities involve risks not associated with conventional debt securities.

We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Securities in light of your particular circumstances.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Product Prospectus Supplement (Equity Linked Index Notes, Series A) dated November 19, 2020: http://www.sec.gov/Archives/edgar/data/9631/000091412120004168/bn55448882-424b2.htm
♦	Prospectus Supplement dated November 19, 2020: http://www.sec.gov/Archives/edgar/data/9631/000091412120004166/bn55448709-424b3.htm
♦	Prospectus dated December 26, 2018: http://www.sec.gov/Archives/edgar/data/9631/000119312518357537/d677731d424b3.htm

References to “BNS”, “we”, “our” and “us” refer only to The Bank of Nova Scotia and not to its consolidated subsidiaries and references to the “Trigger GEARS” or the “Securities” refer to the Securities that are offered hereby. Also, references to the “accompanying product prospectus supplement” mean the BNS product prospectus supplement, dated November 19, 2020, references to the “accompanying prospectus supplement” mean the BNS prospectus supplement, dated November 19, 2020 and references to the “accompanying prospectus” mean the BNS prospectus, dated December 26, 2018.

BNS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, BNS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case BNS may reject your offer to purchase.

P-ii

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand and are willing to accept the risks inherent in an investment in the Securities, including the risk of loss of your entire investment.
♦	You can tolerate a loss of a significant portion or all of your investment in the Securities and are willing to make an investment that may have the same downside market risk as a hypothetical investment in the underlying basket, the basket assets or in the stocks comprising the basket assets (the “underlying constituents”).
♦	You believe that the level of the underlying basket will appreciate over the term of the Securities.
♦	You are willing to invest in the Securities based on the downside threshold and upside gearing indicated on the cover hereof.
♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level(s) of the underlying basket, the basket assets and the prices of the underlying constituents.
♦	You do not seek current income from your investment and are willing to forgo any dividends paid on the underlying constituents.
♦	You understand and are willing to accept the risks associated with the underlying basket and the basket assets.
♦	You are willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.
♦	You seek an investment with exposure to companies in the Eurozone, Japan, the United Kingdom, Switzerland and Australia.
♦	You are willing to assume the credit risk of BNS for all payments under the Securities, and understand that if BNS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if:

♦	You do not fully understand or are not willing to accept the risks inherent in an investment in the Securities, including the risk of loss of your entire investment.
♦	You require an investment designed to provide a full return of principal at maturity.
♦	You cannot tolerate a loss of a significant portion or all of your investment in the Securities or are unwilling to make an investment that may have the same downside market risk as a hypothetical investment in the underlying basket, the basket assets or the underlying constituents.
♦	You believe that the level of the underlying basket will decline during the term of the Securities and that the final basket level is likely to be less than the downside threshold.
♦	You are unwilling to invest in the Securities based on the downside threshold or upside gearing indicated on the cover hereof.
♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level(s) of the underlying basket, the basket assets or the prices of the underlying constituents.
♦	You do not understand or are not willing to accept the risks associated with the underlying basket or the basket assets.
♦	You seek current income from your investment or prefer to receive any dividends paid on the underlying constituents.
♦	You are unable or unwilling to hold the Securities to maturity or you seek an investment for which there will be an active secondary market.
♦	You do not seek an investment with exposure to companies in the Eurozone, Japan, the United Kingdom, Switzerland or Australia.
♦	You are not willing to assume the credit risk of BNS for all payments under the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should review “Information About the Underlying Basket and the Basket Assets” herein for more information on the underlying basket and the basket assets. You should also review “Key Risks” herein and the more detailed “Risk Factors” in the accompanying product prospectus supplement for risks related to an investment in the Securities.

P-1

Final Terms

Issuer	The Bank of Nova Scotia
Issue	Senior Note Program, Series A
Agents	Scotia Capital (USA) Inc. (“SCUSA”) and UBS Financial Services Inc. (“UBS”)
Principal Amount	$10 per Security (subject to a minimum investment of 100 Securities)
Term	Approximately 10 years.
Underlying Basket	The following table lists each basket asset and its corresponding Bloomberg ticker, basket weighting and initial asset level.
	Basket Asset	Bloomberg Ticker	Basket Weighting	Initial Asset Level(1)
	EURO STOXX 50® Index	SX5E	40.00%	4,229.70
	Nikkei 225 Index	NKY	25.00%	27,977.15
	FTSE® 100 Index	UKX	17.50%	7,218.71
	Swiss Market Index	SMI	10.00%	12,464.44
	S&P/ASX 200 Index	AS51	7.50%	7,628.923
	(1) With respect to each basket asset, the closing level for such basket asset on the trade date as determined by the calculation agent and as may be adjusted as described under “General Terms of the Notes — Unavailability of the Level of the Reference Asset on a Valuation Date”, as described in the accompanying product prospectus supplement.
Upside Gearing	2.665
Payment at Maturity (per Security)	If the basket return is positive, BNS will pay you an amount in cash equal to:
	$10 × (1 + Basket Return × Upside Gearing)
	If the basket return is zero or negative and the final basket level is equal to or greater than the downside threshold, BNS will pay you an amount in cash equal to: Principal Amount of $10
	If the basket return is negative and the final basket level is less than the downside threshold, BNS will pay you an amount in cash that is less than your principal amount, if anything, equal to:

$10 × (1 + Basket Return)

In this scenario, you will suffer a percentage loss on your principal amount equal to the basket return and, in extreme situations, you could lose your entire investment in the Securities.

Basket Return	The quotient, expressed as a percentage, of the following formula: Final Basket Level − Initial Basket Level Initial Basket Level
Initial Basket Level	100.00

Final Basket Level	The basket closing level on the final valuation date, as determined by the calculation agent.
Basket Closing Level	As calculated on the final valuation date, the basket closing level will be calculated as follows: 100 × [1 + (the sum of each Basket Asset Return multiplied by its Basket Weighting)]
Basket Asset Return	With respect to each basket asset, the quotient, expressed as a percentage, of the following formula: Final Asset Level – Initial Asset Level Initial Asset Level
Final Asset Level	With respect to each basket asset, the closing level for such basket asset on the final valuation date, as determined by the calculation agent and as may be adjusted as described under “General Terms of the Notes — Unavailability of the Level of the Reference Asset on a Valuation Date”, as described in the accompanying product prospectus supplement.
Downside Threshold	70.00
Tax Redemption	Notwithstanding anything to the contrary in the accompanying product prospectus supplement, the provision set forth under “General Terms of the Notes — Payment of Additional Amounts” and “General Terms of the Notes — Tax Redemption” shall not apply to the Securities.
Canadian Bail-in	The Securities are not bail-inable debt securities under the CDIC Act.
Terms Incorporated	All of the terms appearing above the item under the caption “General Terms of the Notes” beginning on page PS-15 in the accompanying product prospectus supplement, as modified by this pricing supplement, and for purposes of the foregoing, references herein to “underlying basket”, “basket asset”, “underlying constituents”, “basket return” and “downside threshold” mean “reference asset”, “basket component”, “reference asset constituents”, “percentage change” and “barrier level”, respectively, each as defined in the accompanying product prospectus supplement. In addition to those terms, the following two sentences are also so incorporated into the master note: BNS confirms that it fully understands and is able to calculate the effective annual rate of interest applicable to the Securities based on the methodology for calculating per annum rates provided for in the Securities. BNS irrevocably agrees not to plead or assert Section 4 of the Interest Act (Canada), whether by way of defense or otherwise, in any proceeding relating to the Securities.

P-2

Investment Timeline

Trade Date	The initial asset level of each basket asset is observed and the initial basket level and the final terms of the Securities are set.
¯
Maturity Date

The final asset level for each basket asset is observed on the final valuation date and each basket asset return and the basket return are calculated.

If the basket return is positive, BNS will pay you an amount in cash per Security equal to:

$10 × (1 + Basket Return × Upside Gearing)

If the basket return is zero or negative and the final basket level is equal to or greater than the downside threshold, BNS will pay you an amount in cash per Security equal to:

Principal Amount of $10

If the basket return is negative and the final basket level is less than the downside threshold, BNS will pay you an amount in cash per Security that is less than your principal amount, if anything, equal to:

$10 × (1 + Basket Return)

In this scenario, you will suffer a percentage loss on your principal amount equal to the basket return and, in extreme situations, you could lose your entire investment in the Securities.

Investing in the Securities involves significant risks. You may lose a significant portion or all of your investment in the Securities. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of BNS. If BNS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment in the Securities.

P-3

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the underlying basket or in any of the basket assets. Some of the key risks that apply to the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities under “Additional Risk Factors Specific to the Notes” of the accompanying product prospectus supplement and “Risk Factors” of the accompanying prospectus supplement and of the accompanying prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Securities in light of your particular circumstances.

Risks Relating to Return Characteristics

♦	Risk of loss at maturity — The Securities differ from ordinary debt securities in that BNS will not necessarily repay the principal amount of the Securities. BNS will pay you the principal amount of your Securities in cash at maturity only if the final basket level is equal to or greater than the downside threshold. If the basket return is negative and the final basket level is less than the downside threshold, you will lose a percentage of your principal amount equal to the basket return and, in extreme situations, you could lose your entire investment in the Securities.
♦	The contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. The stated payout by the issuer is available only if you hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your investment in the Securities even if the then-current level of the underlying basket is equal to or greater than the downside threshold.
♦	The upside gearing applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the upside gearing, and the percentage return you realize may be less than the then-current basket return multiplied by the upside gearing, even if such return is positive. You can receive the full benefit of the upside gearing only if you hold your Securities to maturity.
♦	No interest payments — BNS will not pay any interest with respect to the Securities.
♦	Greater expected volatility generally indicates an increased risk of loss at maturity — “Volatility” refers to the frequency and magnitude of changes in the level of the basket assets and therefore, the underlying basket. The greater the expected volatility of the basket assets as of the trade date, the greater the expectation is as of that date that the final basket level could be less than the downside threshold and, as a consequence, indicates an increased risk of loss. However, the basket assets’ volatility can change significantly over the term of the Securities, and a relatively lower downside threshold may not necessarily indicate that the Securities have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the underlying basket and the potential to lose a significant portion or all of your investment in the Securities.
♦	Owning the Securities is not the same as owning the underlying constituents — The return on your Securities may not reflect the return you would realize if you actually owned the underlying constituents. For instance, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Securities, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Securities. In addition, as an owner of the Securities, you will not have voting rights or any other rights that a holder of the underlying constituents may have.

Risks Relating to Characteristics of the Underlying Basket and Basket Assets

♦	Market risk — The return on the Securities, which may be negative, is directly linked to the performance of the underlying basket (and, therefore, the basket assets) and indirectly linked to the performance of the underlying constituents, and will depend on whether, and the extent to which, the basket return is positive or negative. The level of the basket assets (and therefore, the level of the underlying basket) can rise or fall sharply due to factors specific to the basket assets and their underlying constituents and their issuers (each, an “underlying constituent issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market or commodity market volatility and levels, interest rates and economic and political conditions. Recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the underlying constituent issuers and, therefore, the basket assets and the basket. You, as an investor in the Securities, should conduct your own investigation into the basket assets and underlying constituents.
♦	There can be no assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the levels of the basket assets will rise or fall and, therefore, there can be no assurance that the final basket level will be equal to or greater than the initial basket level or downside threshold. The final basket level will be influenced by complex and interrelated political, economic, financial and other factors that affect the basket assets and their underlying constituents. You should be willing to accept the risks of owning equities in general and the underlying constituents in particular, and the risk of losing a significant portion or all of your investment in the Securities.
♦	The underlying basket is unequally weighted, and changes in the levels of the basket assets may offset each other — The underlying basket is unequally weighted; thus, an increase in the level of one or more basket assets may be offset by a smaller increase or a decline in the level of one or more other basket assets. As a result, the basket return could be negative even if relatively few of the basket assets experience a negative basket asset return, resulting in the loss of a significant portion or all of your investment in the Securities. Because the basket assets are not equally weighted, increases in lower weighted basket assets may be offset by even small decreases in more heavily weighted basket assets. Specifically, the performance of the EURO STOXX® 50 Index will have a significantly larger impact on the return on the Securities than the performance of any other basket asset.

P-4

♦	Correlation (or lack of correlation) among the basket assets may adversely affect your return on the Securities — “Correlation” is a measure of the degree to which the returns of a pair of assets are similar to each other over a given period in terms of timing and direction. Movements in the levels of the basket assets may not correlate with each other. At a time when the level of a basket asset increases, the level of another basket asset may not increase as much, or may even decline. Therefore, in calculating the underlying basket’s performance on the final valuation date, an increase in the level of one basket asset may be moderated, wholly offset or reversed by a lesser increase, or by a decline, in the level of another basket asset. Further, high correlation of movements in the levels of the basket assets could adversely affect your return on the Securities during periods of negative performance of the basket assets. Changes in the correlation of the basket assets may adversely affect the market value of, and any amount payable on, your Securities.
♦	The Securities are subject to non-U.S. securities market risk — The underlying basket is subject to risks associated with non-U.S. securities markets, specifically the regions of the Eurozone, Japan, the United Kingdom, Switzerland and Australia. An investment in the Securities linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
In addition, the United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effect of Brexit is uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular.
♦	The Securities will not be adjusted for changes in exchange rates related to the U.S. dollar, which might affect the basket assets — Although the basket assets all include stocks that are traded in currencies other than the U.S. dollar, the Securities are denominated in U.S. dollars. The calculation of the amount payable on the Securities at maturity will not be adjusted for changes in the exchange rates between the U.S. dollar and any of the currencies in which such underlying constituents are denominated. Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the levels of the basket assets and, accordingly, the amount payable on the Securities. You will not benefit from any appreciation of the currencies in which underlying constituents are denominated relative to the U.S. dollar, which you would have had you owned such stocks directly.
♦	The basket assets reflect price return, not total return — The return on your Securities is based on the performance of the underlying basket and, therefore, the basket assets, each of which reflects the changes in the market prices of its underlying constituents. None of the basket assets are a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect any dividends paid on the underlying constituents. The return on your Securities will not include such a total return feature or dividend component.
♦	Changes affecting a basket asset could have an adverse effect on the market value of, and any amount payable on, the Securities — The policies of the sponsors of the basket assets (each, an “index sponsor”, and together, the “index sponsors”) as specified under “Information About the Underlying Basket and the Basket Assets”, concerning additions, deletions and substitutions of their underlying constituents and the manner in which the index sponsors take account of certain changes affecting those underlying constituents may adversely affect the level of the basket assets. The policies of an index sponsor with respect to the calculation of a basket asset could also adversely affect the level of such basket asset and, therefore, the level of the underlying basket. The index sponsors may discontinue or suspend calculation or dissemination of the basket assets. Any such actions could have an adverse effect on the market value of, and any amount payable on, the Securities.
♦	BNS and the Agents cannot control actions by the index sponsors or, except to the extent the common stock of the parent company of UBS is included in a basket asset, any underlying constituent issuer and none of the index sponsors or any other underlying constituent issuer have any obligation to consider your interests — None of BNS, UBS or our or their respective affiliates are affiliated with the index sponsors or have any ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the basket assets. In addition, except to the extent the common stock of UBS’ parent is included in the Swiss Market Index, none of BNS, UBS or our or their respective affiliates are affiliated with any issuer of an underlying constituent (an “underlying constituent issuer”) or have any ability to control or predict their actions or their public disclosure of information, whether contained in SEC filings or otherwise. None of the index sponsors or any other underlying constituent issuer are involved in the Securities offering in any way and none have any obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of, and any amount payable on, your Securities.

P-5

Estimated Value Considerations

♦	BNS’ initial estimated value of the Securities at the time of pricing (when the terms of your Securities were set on the trade date) is lower than the issue price of the Securities — BNS’ initial estimated value of the Securities is only an estimate. The issue price of the Securities exceeds BNS’ initial estimated value. The difference between the issue price of the Securities and BNS’ initial estimated value reflects costs associated with selling and structuring the Securities, as well as hedging its obligations under the Securities with SCUSA or another affiliate. Therefore, the economic terms of the Securities are less favorable to you than they would have been if these expenses not been paid or had been lower.
♦	Neither BNS’ nor SCUSA’s estimated value of the Securities at any time is determined by reference to credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities — BNS’ initial estimated value of the Securities and SCUSA’s estimated value of the Securities at any time are determined by reference to BNS’ internal funding rate. The internal funding rate used in the determination of the estimated value of the Securities generally represents a discount from the credit spreads for BNS’ conventional fixed-rate debt securities and the borrowing rate BNS would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, BNS’ view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for BNS’ conventional fixed-rate debt. If the interest rate implied by the credit spreads for BNS’ conventional fixed-rate debt securities, or the borrowing rate BNS would pay for its conventional fixed-rate debt securities were to be used, BNS would expect the economic terms of the Securities to be more favorable to you. Consequently, the use of an internal funding rate for the Securities increases the estimated value of the Securities at any time and has an adverse effect on the economic terms of the Securities.
♦	BNS’ initial estimated value of the Securities does not represent future values of the Securities and may differ from others’ (including SCUSA’s) estimates — BNS’ initial estimated value of the Securities was determined by reference to its internal pricing models when the terms of the Securities were set. These pricing models consider certain factors, such as BNS’ internal funding rate on the trade date, the expected term of the Securities, market conditions and other relevant factors existing at that time, and BNS’ assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions (including the pricing models and assumptions used by SCUSA) could provide valuations for the Securities that are different, and perhaps materially lower, from BNS’ initial estimated value. Therefore, the price at which SCUSA would buy or sell your Securities (if SCUSA makes a market, which it is not obligated to do) may be materially lower than BNS’ initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

Risks Relating to Liquidity and Secondary Market Price Considerations

♦	The Securities have limited liquidity — The Securities will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the Securities. SCUSA and any other affiliates of BNS intend, but are not required to, make a market in the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because we do not expect that other broker-dealers will participate in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which SCUSA is willing to purchase the Securities from you. If at any time SCUSA does not make a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.
♦	The price at which SCUSA would buy or sell the Securities (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of the Securities and may be greater than BNS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — SCUSA’s estimated value of the Securities is determined by reference to its pricing models and takes into account BNS’ internal funding rate. The price at which SCUSA would initially buy or sell the Securities in the secondary market (if SCUSA makes a market, which it is not obligated to do) may exceed (i) SCUSA’s estimated value of the Securities at the time of pricing, (ii) any secondary market prices provided by unaffiliated dealers, potentially including UBS, and (ii) depending on your broker, the valuation provided on your customer account statement. The price that SCUSA may initially offer to buy such Securities following issuance will exceed the valuations indicated by its internal pricing models due to the inclusion for a limited period of time of the aggregate value of the costs associated with structuring and selling the Securities, including the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in any secondary market price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if SCUSA buys or sells the Securities it will do so at prices that reflect the estimated value determined by reference to SCUSA’s pricing models at that time. The price at which SCUSA will buy or sell the Securities at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes. The temporary positive differential relative to SCUSA’s internal pricing models arises from requests from and arrangements made by BNS and the Agents. As described above, SCUSA and its affiliates are not required to make a market for the Securities and may stop making a market at any time. SCUSA reflects this temporary positive differential on its customer account statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers, including UBS.
SCUSA’s pricing models consider certain variables, including principally BNS’ internal funding rate, interest rates (forecasted, current and historical rates), volatility of the basket assets, price-sensitivity analysis and the time to maturity of the Securities. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your Securities in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of the Securities determined by reference to SCUSA’s models, taking into account BNS’ internal funding rate, due

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to, among other things, any differences in pricing models or assumptions used by others. If SCUSA calculated its estimated value of the Securities by reference to BNS’ credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities (as opposed to BNS’ internal funding rate), the price at which SCUSA would buy or sell the Securities (if SCUSA makes a market, which it is not obligated to do) could be significantly lower.
In addition to the factors discussed above, the value and quoted price of the Securities at any time will reflect many factors and cannot be predicted. If SCUSA makes a market in the Securities, the price quoted by SCUSA would reflect any changes in market conditions and other relevant factors, including any deterioration in BNS’ creditworthiness or perceived creditworthiness. These changes may adversely affect the value of the Securities, including the price you may receive for the Securities in any market making transaction. To the extent that SCUSA makes a market in the Securities, the quoted price will reflect the estimated value determined by reference to SCUSA’s pricing models at that time, plus or minus SCUSA’s then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above). Furthermore, if you sell your Securities, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your Securities in a secondary market sale.
♦	The price of the Securities prior to maturity will depend on a number of factors and may be substantially less than the principal amount — Because structured notes, including the Securities, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Securities at issuance and the market price of the Securities prior to maturity. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the level of the underlying basket (and the levels of the basket assets) over the full term of the Securities, (ii) volatility of the levels of the basket assets and the prices of the underlying constituents and the market's perception of future volatility of the foregoing, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads, (v) dividend yields on the underlying constituents and (vi) time remaining to maturity. In particular, because the provisions of the Securities relating to the payment at maturity behave like options, the value of the Securities will vary in ways which are non-linear and may not be intuitive.
Depending on the actual or anticipated level of the underlying basket (and therefore the levels of the basket assets) and other relevant factors, the market value of the Securities may decrease and you may receive substantially less than the principal amount if you sell your Securities prior to maturity regardless of the level of the underlying basket at such time.

Risks Relating to Hedging Activities and Conflicts of Interest

♦	Hedging activities by BNS and SCUSA may negatively impact investors in the Securities and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the Securities — We, SCUSA or one or more of our other affiliates has hedged or expects to hedge our obligations under the Securities. Such hedging transactions may include entering into swap or similar agreements, purchasing shares of the underlying constituents and/or purchasing futures, options and/or other instruments linked to the basket assets and/or one or more of the underlying constituents. We, SCUSA or one or more of our or their respective affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the basket assets and/or one or more of the underlying constituents, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the final valuation date. We, SCUSA or one or more of our or their respective affiliates may also enter into, adjust and unwind hedging transactions relating to other basket- or index-linked Securities whose returns are linked to changes in the level of the underlying basket (and the levels of the basket assets) and/or one or more of the underlying constituents. Any of these hedging activities may adversely affect the level of the underlying basket (and the levels of the basket assets) — directly or indirectly by affecting the price of the underlying constituents — and therefore the market value of the Securities and the amount you will receive, if any, on the Securities.
You should expect that these transactions will cause BNS, SCUSA or our other affiliates, or our or their respective clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the Securities. None of BNS, SCUSA or any of our other affiliates will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Securities, and any of the foregoing may receive substantial returns with respect to these hedging activities while the value of, and return on, the Securities declines.
♦	We, the Agents and our or their respective affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which has included and may include us and the issuers of the underlying constituents and the market activities by us, the Agents or our or their respective affiliates for our or their own respective accounts or for our or their respective clients could negatively impact investors in the Securities — We, the Agents and our or their respective affiliates regularly provide a wide range of financial services, including financial advisory, investment advisory and transactional services to a substantial and diversified client base. As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we, the Agents and/or our or their respective affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the Securities or other securities that we have issued), the underlying constituents, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our or their own respective accounts or for the accounts of our or their respective customers, and we will have other direct or indirect interests, in those securities and in other markets that may not be consistent with your interests and may adversely affect the level of the basket assets and/or the value of the Securities. You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us and the underlying constituent issuers, or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include

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making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the level of the basket assets and the market for your Securities, and you should expect that our interests and those of the Agents and/or our or their respective affiliates, clients or counterparties, will at times be adverse to those of investors in the Securities.
You should expect that we, the Agents, and our or their respective affiliates, in providing these services, engaging in such transactions, or acting for our or their own respective accounts, may take actions that have direct or indirect effects on the Securities or other securities that we may issue, the underlying constituents other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the Securities. In addition, in connection with these activities, certain personnel within us, the Agents or our or their respective affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the Securities.
We, the Agents and our or their respective affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the Securities or other securities that we may issue, the underlying constituents or other securities or instruments similar to or linked to the foregoing. Investors in the Securities should expect that we, the Agents and our or their respective affiliates offer securities, financial instruments, and other products that may compete with the Securities for liquidity or otherwise.
♦	Potential BNS impact on price — Trading or transactions by BNS, the Agents or our or their respective affiliates in the underlying constituents, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the basket assets or any underlying constituents may adversely affect the performance of the basket assets or applicable underlying constituent and, therefore, the market value of, and any amount payable on, the Securities.
♦	The calculation agent will have significant discretion with respect to the Securities, which may be exercised in a manner that is adverse to your interests — The calculation agent will be an affiliate of BNS. The calculation agent can postpone the determination of the final basket level on the final valuation date if a market disruption event occurs and is continuing on that day.
♦	Potentially inconsistent research, opinions or recommendations by BNS — BNS, the Agents and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by BNS, the Agents or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the basket assets to which the Securities are linked.

Risks Relating to General Credit Characteristics

♦	Credit risk of BNS — The Securities are senior unsecured debt obligations of BNS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal at maturity, depends on the ability of BNS to satisfy its obligations as they come due. As a result, BNS’ actual and perceived creditworthiness may affect the market value of the Securities. If BNS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment in the Securities.
♦	The COVID-19 virus may have an adverse impact on BNS — On March 11, 2020, the World Health Organization declared the outbreak of a strain of novel coronavirus disease, COVID-19, a global pandemic. Governments in affected areas have imposed a number of measures designed to contain the outbreak, including business closures, travel restrictions, quarantines and cancellations of gatherings and events. The spread of COVID-19 has had disruptive effects in countries in which BNS operates and the global economy more widely, as well as causing increased volatility and declines in financial markets. COVID-19 has materially impacted and continues to materially impact the markets in which BNS operates. If the pandemic is prolonged, or further diseases emerge that give rise to similar effects, the adverse impact on the global economy could deepen and result in further declines in financial markets. A substantial amount of BNS’ business involves making loans or otherwise committing resources to specific companies, industries or countries. The COVID-19 pandemic’s impact on such borrowers, industries and countries could have a material adverse effect on BNS’ financial results, businesses, financial condition or liquidity. The COVID-19 pandemic may also result in disruption to BNS’ key suppliers of goods and services and result in increased unavailability of staff adversely impacting the quality and continuity of service to customers and the reputation of BNS. As a result, the business, results of operations, corporate reputation and financial condition of BNS could be adversely impacted for a substantial period of time.
♦	BNS is subject to the resolution authority under the CDIC Act — Although the Securities are not bail-inable debt securities under the CDIC Act, as described elsewhere in this pricing supplement, BNS remains subject generally to Canadian bank resolution powers under the CDIC Act. Under such powers, the Canada Deposit Insurance Corporation may in certain circumstances take actions that could negatively impact holders of the Securities and result in a loss on your investment. See “Risk Factors — Risks Related to the Bank’s Debt Securities” in the accompanying prospectus for more information.

Risks Relating to Canadian and U.S. Federal Income Taxation

♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your tax situation. See “Material Canadian Income Tax Consequences” and “What Are the Tax Consequences of the Securities?” in this pricing supplement.

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Hypothetical Examples and Return Table of the Securities at Maturity

The below examples and table are based on hypothetical terms. The actual terms are indicated on the cover hereof.

The examples and table below illustrate the Payment at Maturity for a $10 Security on a hypothetical offering of the Securities, with the following assumptions (amounts may have been rounded for ease of analysis):

Term:	Approximately 10 years
Initial Basket Level:	100
Downside Threshold:	70 (70% of the Initial Basket Level)
Upside Gearing:	2.665
Range of Basket Return:	-100% to 40%

Example 1: The Basket Return is 20%.

Because the basket return is positive, the payment at maturity will be calculated as follows:

$10 × (1 + 20% × 2.665)
= $10 x (1 + 53.30%)
= $15.33 per Security (a 53.30% total return).

Example 2: The Basket Return is -10% and the Final Basket Level is equal to or greater than the Downside Threshold.

Because the basket return is negative and the final basket level is equal to or greater than the downside threshold, the payment at maturity per Security will be equal to the principal amount of $10 (a 0% total return).

Example 3: The Basket Return is -60% and the Final Basket Level is less than the Downside Threshold.

Because the basket return is negative and the final basket level is less than the downside threshold, the payment at maturity per Security will be calculated as follows:

$10 × (1 + -60.00%)
= $10 × 0.4
= $4 per Security (a 60.00% loss).

In this scenario, you will suffer a percentage loss on your principal amount in an amount that is equal to the basket return and, in extreme situations, you could lose your entire investment in the Securities.

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Underlying Basket		Payment and Return at Maturity
Final Basket Level	Basket Return	Payment at Maturity	Security Total Return at Maturity
140.00	40.00%	$20.660	106.60%
130.00	30.00%	$17.995	79.95%
120.00	20.00%	$15.330	53.30%
110.00	10.00%	$12.665	26.65%
100.00	0.00%	$10.000	0.00%
90.00	-10.00%	$10.000	0.00%
85.00	-15.00%	$10.000	0.00%
80.00	-20.00%	$10.000	0.00%
75.00	-25.00%	$10.000	0.00%
70.00	-30.00%	$10.000	0.00%
60.00	-40.00%	$6.000	-40.00%
50.00	-50.00%	$5.000	-50.00%
40.00	-60.00%	$4.000	-60.00%
30.00	-70.00%	$3.000	-70.00%
20.00	-80.00%	$2.000	-80.00%
10.00	-90.00%	$1.000	-90.00%
0.00	-100.00%	$0.000	-100.00%

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Information About the Underlying Basket and the Basket Assets

All disclosures contained in this document regarding the underlying basket and each basket asset is derived from publicly available information. BNS has not conducted any independent review or due diligence of any publicly available information with respect to any such information. You should make your own investigation into the underlying basket and basket assets.

Included on the following pages is a brief description of the underlying basket and basket assets. This information has been obtained from publicly available sources. Set forth below are graphs that illustrate the past performance for each of the basket assets and a hypothetical underlying basket, in each case for the period indicated. We obtained the past performance information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical levels of the basket assets (or the hypothetical historical performance of the underlying basket) as an indication of future performance.

The Underlying Basket

Because the underlying basket is a newly created basket, there is no actual historical information about the basket closing levels as of the date hereof. Therefore, the hypothetical basket closing levels of the underlying basket below are calculated based on publicly available information for each basket asset as reported by Bloomberg without independent verification. We have not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The hypothetical basket closing level has fluctuated in the past and may, in the future, experience significant fluctuations. The actual initial basket level was set to 100.00 on the trade date. Any hypothetical historical upward or downward trend in the basket closing level during any period shown below is not an indication that the value of the underlying basket is more or less likely to increase or decrease at any time during the term of the Securities.

Hypothetical Historical Basket Performance

The graph below illustrates the hypothetical performance of the underlying basket from January 1, 2016 through August 13, 2021, based on the daily closing levels of the basket assets, assuming the basket closing level was 100 on January 1, 2016 and calculated in the same way with respect to each date as the level of the basket will be calculated on the final valuation date. Past hypothetical performance of the underlying basket is not indicative of the future performance of the underlying basket.

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EURO STOXX 50® Index (“SX5E”)

The SX5E is a free-float market capitalization-weighted index of 50 European blue-chip stocks. The 50 stocks included in the SX5E trade in euros, and are allocated based on their country of incorporation, primary listing and largest trading volume, to one of the following countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain, which we refer to collectively as the Eurozone. Companies allocated to a Eurozone country but not traded in Euros are not eligible for inclusion in the SX5E. The SX5E was created by and is sponsored and maintained by STOXX Limited (its “index sponsor”), which we refer to herein as STOXX. Publication of the SX5E began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991. The level of the SX5E is disseminated on the STOXX website. STOXX is under no obligation to continue to publish the SX5E and may discontinue publication of it at any time. Additional information regarding the SX5E (including the top constituents and weights, sector weights and country weights) may be obtained from the STOXX website: stoxx.com. We are not incorporating by reference the website or any material it includes in this pricing supplement or any document incorporated herein by reference.

SX5E Composition.

The SX5E is composed of 50 reference asset constituent stocks chosen by STOXX from the 19 EURO STOXX Supersector indices, which represent the Eurozone portion of the STOXX Europe 600 Supersector indices. The 20 supersectors from which stocks are selected for the SX5E are: Automobiles & Parts; Banks; Basic Resources; Chemicals; Construction & Materials; Consumer Products & Services; Financial Services; Food, Beverages and Tobacco; Health Care; Industrial Goods & Services; Insurance; Media; Energy; Personal Care, Drug & Grocery Stores; Real Estate; Retail; Technology; Telecommunications; Travel & Leisure and Utilities, although stocks from each of these supersectors are not necessarily included at a given time.

Component Selection

The composition of the SX5E is reviewed by STOXX annually in September. Within each of the 19 EURO STOXX Supersector indices, the respective reference asset constituent stocks are ranked by free—float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free—float market capitalization of the corresponding EURO STOXX Total Market Index Supersector Index. If the next highest—ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. All remaining stocks that are current SX5E components are then added to the selection list. The stocks on the selection list are then ranked by free—float market capitalization. The 40 largest stocks on the selection list are chosen as index components. The remaining 10 stocks are then selected from the largest current stocks ranked between 41 and 60. If the number of index components is still below 50, then the largest remaining stocks on the selection list are added until the SX5E contains 50 stocks. In exceptional cases, the STOXX Management Board may make additions and deletions to the selection list.

Ongoing Maintenance of Reference Asset Constituent Stocks

The reference asset constituent stocks of the SX5E are monitored on an ongoing monthly basis for deletion and quarterly basis for addition. Changes to the composition of the SX5E due to corporate actions (including mergers and takeovers, spin—offs, sector changes and bankruptcy) are announced immediately, implemented two trading days later and become effective on the next trading day after implementation.

The reference asset constituent stocks of the SX5E are subject to a “fast exit” rule. A reference asset constituent stock is deleted if it ranks 75 or below on the monthly selection list and it ranked 75 or below on the selection list of the previous month. Additionally, any reference asset constituent stocks that are not traded for 10 consecutive days, are suspended from trading for 10 consecutive days, are officially delisted or are the subject of ongoing bankruptcy proceedings will be deleted from the SX5E. The highest-ranked non-reference asset constituent stock will replace the existing reference asset constituent stock. The SX5E is also subject to a “fast entry” rule. All stocks on the latest selection lists and initial public offering (IPO) stocks are reviewed for a fast-track addition on a quarterly basis. A stock is added if it qualifies for the latest blue-chip selection list generated at the end of February, May, August or November and if it ranks within the lower buffer (between 1 and 25) on the selection list. If added, the stock replaces the smallest component stock.

A deleted stock is replaced immediately to maintain the fixed number of stocks. The replacement is based on the latest monthly selection list. In the case of a merger or takeover where a reference asset constituent stock is involved, the original reference asset constituent stock is replaced by the new reference asset constituent stock. Generally, non-surviving stock(s) are deleted at the last traded price of the security. If any non-surviving stock is not trading anymore (delisted or suspended before its deletion), a new artificial price based on the acquisition/merger terms is calculated and the company is kept/deleted with this price instead of the last traded one. For the calculation of the artificial price only ordinary cash and stock terms will be used. Other instruments such as contingent value rights will not be considered. In the case of a spin-off, if the original stock was a reference asset constituent stock, then each spin-off stock qualifies for addition if it lies within the upper buffer (between 1 and 40) on the latest selection list. The largest qualifying spin-off stock replaces the original reference asset constituent stock, while the next qualifying spin-off stock replaces the lowest ranked reference asset constituent stock and likewise for other qualifying spin-off stocks.

The free float factors and outstanding number of shares for each reference asset constituent stock that STOXX uses to calculate the SX5E, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review. Certain extraordinary adjustments to the free float factors and/or the number of outstanding shares are implemented and made effective more quickly. The timing depends on the magnitude of the change. Each component’s weight is capped at 10% of the SX5E’s total free float market capitalization. The free float factor reduces the reference asset constituent stock’s number of shares to the actual amount available on the market. All holdings that are larger than five percent of the total outstanding number of shares and held on a long-term basis are excluded from the index calculation (including, but not limited to, stock owned by the company itself, stock owned by governments, stock owned by certain individuals or families, and restricted shares).

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Index Calculation

STOXX calculates the SX5E using the “Laspeyres formula,” which measures the aggregate price changes in the reference asset constituent stocks against a fixed base quantity weight. The discussion below describes the “price return” calculation of the SX5E. The formula for calculating the SX5E value can be expressed as follows:

SX5E	=	Free Float Market Capitalization of the SX5E
Divisor

The “free float market capitalization of the SX5E” is equal to the sum of the product of the price, the number of shares, the free float factor and the weighting cap factor for each reference asset constituent stock as of the time the SX5E is being calculated. The reference asset constituent stocks trade in Euros and thus, no currency conversion is required. Where any reference asset constituent stock price is unavailable on any trading day, STOXX will generally use the last reported price for such reference asset constituent stock.

EURO STOXX 50 Divisor

The SX5E is calculated using a divisor that helps to maintain the continuity of the index’s value so that corporate actions do not artificially increase or decrease the level of the SX5E.

The divisor is calculated by starting with the previous divisor in effect for the SX5E (which we call the “original divisor value”) and multiplying it by a fraction, the numerator of which is the previous free float market capitalization of the SX5E, plus or minus the difference between the closing market capitalization of the SX5E and the adjusted closing market capitalization of the SX5E, and the denominator of which is the previous free float market capitalization of the SX5E. The adjusted free float market capitalization is calculated for stocks of companies that have experienced a corporate action of the type described below as of the time the new divisor value is being calculated using the free float market capitalization calculated with adjusted closing prices, the new number of shares, and the new free float factor minus the free float market capitalization calculated with that stock’s original closing price, number of shares, and free float factor, in each case as used in calculating the original divisor value. Errors in divisor calculation are corrected on an intraday basis if discovered on the same day the new divisor is effective. If the error is discovered later, the error is corrected on an intraday basis if feasible and only if the error is considered significant by the STOXX Management Board.

Divisor Adjustments

STOXX adjusts the divisor for the SX5E to maintain the continuity of the SX5E values across changes due to corporate actions, including special cash dividends, splits and reverse splits, rights offerings, stock dividends, return of capital and share consolidation, repurchase of shares / self-tender, spin-offs, combination stock distributions (dividend or split) and rights offering, addition/deletion of a company, and free float and shares changes. Changes in weights due to corporate actions are distributed proportionally across all index components and equal an investment into the portfolio.

The SX5E is the intellectual property of STOXX, Zurich, Switzerland and/or its licensors (“Licensors”), which is used under license. The Securities or other financial instruments based on the SX5E are in no way sponsored, endorsed, sold or promoted by STOXX and its Licensors and neither STOXX nor its Licensors shall have any liability with respect thereto.

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License Agreement

BNS has entered into a non-exclusive license agreement with STOXX, which grants BNS a license in exchange for a fee to use the SX5E in connection with the issuance of certain securities, including the Securities.

STOXX, Deutsche Börse Group and their licensors, research partners or data providers have no relationship to BNS, other than the licensing of the SX5E and the related trademarks for use in connection with the Securities.

The SX5E is the intellectual property of STOXX, Zurich, Switzerland and/or its licensors (“Licensors”), which is used under license. The Securities or other financial instruments based on the SX5E are in no way sponsored, endorsed, sold or promoted by STOXX and its Licensors and neither STOXX nor its Licensors shall have any liability with respect thereto.

STOXX, Deutsche Börse Group and their licensors, research partners or data providers do not:

•	sponsor, endorse, sell or promote the Securities;
•	recommend that any person invest in the Securities or any other financial products;
•	have any responsibility or liability for or make any decisions about the timing, amount or pricing of the Securities;
•	have any responsibility or liability for the administration, management or marketing of the Securities; and
•	consider the needs of the Securities or the owners of the Securities in determining, composing or calculating the SX5E or have any obligation to do so.

STOXX, Deutsche Börse Group and their licensors, research partners or data providers give no warranty, and exclude any liability (whether in negligence or otherwise) in connection with the Securities or their performance. STOXX does not assume any contractual relationship with the purchasers of the Securities or any third parties.

Specifically,

•	STOXX, Deutsche Börse Group and their licensors, research partners or data providers do not make any warranty, express or implied, and disclaim any and all warranty about:
o	the results to be obtained by the Securities, the owner of the Securities or any other person in connection with the use of the SX5E and the data included in the SX5E;
o	the accuracy, timeliness, and completeness of the SX5E or its data;
o	the merchantability and the fitness for a particular purpose or use of the SX5E or its data; and
o	the performance of the Securities generally
•	STOXX, Deutsche Börse Group and their licensors, research partners or data providers give no warranty and exclude any
•	liability, for any errors, omissions or interruptions in the SX5E or its data; and
•	under no circumstances will Deutsche Börse Group and their licensors, research partners or data providers be liable (whether in negligence or otherwise) for any lost profits or indirect, punitive, special or consequential damages or losses, arising as a result of such errors, omissions or interruptions in the SX5E or its data or generally in relation to the Securities, even in circumstances where STOXX, Deutsche Börse Group and their licensors, research partners or data providers are aware that such loss or damage may occur.

The licensing agreement between BNS and STOXX is solely for their benefit, and not for the benefit of the owners of the Securities or any other third parties.

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Historical Information

The graph below illustrates the performance of the SX5E for the period from January 1, 2011 through August 13, 2021, based on the daily closing levels as reported by Bloomberg, without independent verification. BNS has not conducted any independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of the SX5E on August 13, 2021 was 4,229.70. Past performance of the SX5E is not indicative of the future performance of the SX5E during the term of the Securities.

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Nikkei 225 Index (“NKY”)

The NKY is a stock index that measures the composite price performance of selected Japanese stocks. The NKY is based on 225 underlying stocks (the “Nikkei Underlying Stocks”) trading on the Tokyo Stock Exchange (“TSE”), representing a broad cross-section of Japanese industries. All 225 Nikkei Underlying Stocks are stocks listed in the First Section of the TSE. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. Nikkei’s rules require that the 75 most liquid issues (one-third of the component count of the NKY) be included in the NKY. Nikkei (its “index sponsor”) first calculated and published the NKY in 1970; prior to 1970, the TSE calculated the NKY. The NKY is reported by Bloomberg under the ticker symbol “NKY.”

The 225 companies included in the NKY are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications as follows:

▪	Technology — Pharmaceuticals, Electrical Machinery, Automobiles, Precision Machinery, Telecommunications;
▪	Financials — Banks, Miscellaneous Finance, Securities, Insurance;
▪	Consumer Goods — Marine Products, Food, Retail, Services;
▪	Materials — Mining, Textiles, Paper and Pulp, Chemicals, Oil, Rubber, Ceramics, Steel, Nonferrous Metals, Trading Houses;
▪	Capital Goods/Others — Construction, Machinery, Shipbuilding, Transportation Equipment, Miscellaneous Manufacturing, Real Estate; and
▪	Transportation and Utilities — Railroads and Buses, Trucking, Shipping, Airlines, Warehousing, Electric Power, Gas.

Calculation of the NKY

The NKY is a modified, price-weighted index (i.e., a Nikkei Underlying Stock’s weight in the NKY is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each Nikkei Underlying Stock by the corresponding weighting factor for such Nikkei Underlying Stock (a “Weight Factor”), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the “Divisor”). The Divisor was initially set at 225 for the date of May 16, 1949 (the date on which the TSE was reopened after World War II) using historical numbers from that date. The Divisor is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing ¥50 by the presumed par value of the relevant Nikkei Underlying Stock, so that the share price of each Nikkei Underlying Stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of ¥50. The stock prices used in the calculation of the NKY are those reported by a primary market for the Nikkei Underlying Stocks (currently the TSE). The level of the NKY is calculated once every 15 seconds during TSE trading hours.

In order to maintain continuity in the NKY in the event of certain changes due to non-market factors affecting the Nikkei Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the Divisor used in calculating the NKY is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the NKY. Thereafter, the Divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any Nikkei Underlying Stock, the Divisor is adjusted in such a way that the sum of all share prices immediately after the change multiplied by the applicable Weight Factor and divided by the new Divisor (i.e., the level of the NKY immediately after such change) will equal the level of the NKY immediately prior to the change.

Standards for Listing and Maintenance

A Nikkei Underlying Stock may be deleted or added by Nikkei. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Nikkei Underlying Stocks: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the “Seiri-Meigara” because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section. In addition, a component stock transferred to the “Kanri-Meigara” (posts for stocks under supervision) becomes a candidate for deletion. Nikkei Underlying Stocks with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by Nikkei. Upon deletion of a stock from the Nikkei Underlying Stocks, Nikkei will select a replacement for such deleted Nikkei Underlying Stock in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by Nikkei to be representative of a market may be added to the Nikkei Underlying Stocks. In such a case, an existing Nikkei Underlying Stock with low trading volume and deemed not to be representative of a market will be deleted by Nikkei.

A list of the issuers of the Nikkei Underlying Stocks constituting the NKY is published by Nikkei. Nikkei may delete, add or substitute any stock underlying the NKY.

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License Agreement

BNS will enter into an agreement with Nikkei providing us with a non-exclusive license with the right to use the NKY in exchange for a fee. The NKY is the intellectual property of Nikkei. “Nikkei,” “Nikkei Stock Average,” “Nikkei Average,” and “Nikkei 225” are the service marks of Nikkei. Nikkei reserves all the rights, including copyright, to the NKY.

The Securities are not in any way sponsored, endorsed or promoted by Nikkei. Nikkei does not make any warranty or representation whatsoever, express or implied, either as to the results to be obtained as to the use of the NKY or the figure as which the NKY stands at any particular day or otherwise. The NKY is compiled and calculated solely by Nikkei. However, Nikkei shall not be liable to any person for any error in the NKY and Nikkei shall not be under any obligation to advise any person, including a purchaser or seller of the Securities, of any error therein.

In addition, Nikkei gives no assurance regarding any modification or change in any methodology used in calculating the NKY and is under no obligation to continue the calculation, publication and dissemination of the NKY.

Historical Information

The graph below illustrates the performance of the NKY for the period from January 1, 2011 through August 13, 2021, based on the daily closing levels as reported by Bloomberg, without independent verification. BNS has not conducted any independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of the NKY on August 13, 2021 was 27,977.15. Past performance of the NKY is not indicative of the future performance of the NKY during the term of the Securities.

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FTSE® 100 Index (“UKX”)

The UKX is a market capitalization-weighted index of the 100 most highly capitalized U.K.-listed blue chip companies traded on the London Stock Exchange. The UKX was developed with a base level of 1,000 as of December 30, 1983. The UKX Index is calculated, published and disseminated by FTSE Russell (its “index sponsor”), a company owned by the London Stock Exchange Companies (the “Exchange”) that we refer to as FTSE. Additional information on the UKX (including constituent weightings by sector) is available from the following website: ftse.com/products/indices/uk. We are not incorporating by reference the website or any material it includes in this pricing supplement. FTSE is under no obligation to continue to publish the UKX and may discontinue publication of the UKX at any time.

UKX Composition and Selection Criteria

The UKX consists of the 100 largest U.K.-listed blue chip companies, based on full market capitalization, that pass screening tests for free-float and liquidity. The UKX is reviewed on a quarterly basis in March, June, September and December based on data from the close of business on the Tuesday before the first Friday of the review month. The FTSE Russell Europe, Middle East & Africa Regional Equity Advisory Committee, which we refer to as the Committee, meets quarterly to approve the constituents of the index. Any constituent changes are implemented after the close of business on the third Friday of the review month (i.e. effective Monday), following the expiration of the Intercontinental Exchange Futures Europe futures and options contracts.

Eligibility Standards

Only “premium listed” equity shares, as defined by the Financial Conduct Authority in its Listing Rules Sourcebook, are eligible for inclusion in the UKX. Eligible stocks must pass free-float and liquidity screens before being included in the index.

Free-Float Screen — With regard to free-float, a stock must have a minimum free float (as described below) of 25% if the issuing company is incorporated in the United Kingdom and 50% if it is a non-United Kingdom incorporated company. Companies with a free float of 5% or below are excluded from the UKX. A new company may be initially included in the index with a free float outside of the above parameters so long as it has an initial free float above 5% and it is expected to meet the minimum free float requirements within 12 months of its first day of trading.

Foreign Ownership Restrictions and Minimum Headroom Requirement — For the avoidance of doubt, a stock which restricts the number of shares that a UK investor can hold may be included in the UKX with an investability weight equal to the foreign ownership limit. However, the actual calculated free float will be referenced to determine if the stock meets the minimum free float criteria for index eligibility.

Liquidity Screen — With regard to liquidity, each eligible stock is tested for liquidity annually in June by calculating its median daily trading per month. When calculating the median of daily trades per month of any security, a minimum of 5 trading days in each month must exist, otherwise the month is excluded from the test. Liquidity is tested from the first business day in May of the previous year to the last business day of April. The median trade is calculated by ranking each daily trade total and selecting the middle-ranking day. Any period of suspension is not included in the test. Where a security has a market quote in multiple currencies, only volume data from the eligible Sterling quote will be used in the liquidity test. The liquidity test is applied on a pro-rata basis where the testing period is less than 12 months. A stock not presently included in the UKX that does not turnover at least 0.025% of its shares in issue (after application of any investability weightings) based on its median daily trade per month in at least ten of the 12 months prior to the annual index review in June will not be eligible for inclusion until the next annual review. An existing constituent failing to trade at least 0.015% of its shares in issue (after the application of any investability weightings) based on its median daily trade per month for at least eight of the 12 months prior to the annual index review will be removed from the UKX and will not be eligible for inclusion until the next annual review. New issues must have a minimum trading record of at least 20 trading days prior to the review date and that they have turned over at least 0.025% of their shares in issue (after the application of any investability weightings) based on their median daily trade each month, on a pro-rata basis since premium listing or UK Nationality allocation date if non-UK incorporated.

Price — With regard to price, the Committee must be satisfied that an accurate and reliable price exists for purposes of determining the market value of a company. To be eligible for inclusion in the UKX, a stock must have a full listing on the London Stock Exchange with a Sterling-denominated price on SETS (SETS is the London Stock Exchange’s trading service for, among other securities, those included in the UKX).

Market Capitalization Ranking — Eligible stocks that pass the free-float and liquidity screens and that have an accurate and reliable price are ranked by the Committee according to their market capitalization before the application of any adjustments based on the extent to which the shares are publicly traded. Only the quoted equity capital of a constituent company will be included in the calculation of its market capitalization. Where a company has two or more classes of equity, secondary lines will be included in the calculation of the market capitalization of the company only if those lines are significant and liquid. The Committee will add a stock to the UKX at the quarterly review if it has risen to 90th place or above on the full market capitalization rankings and will delete a stock at the quarterly review if it has fallen to 111th place or below on these rankings. Market capitalization rankings are calculated using data as of the close of business on the day before the review.

100 Constituent Limitation — The UKX always contains 100 constituents. If a greater number of companies qualify to be inserted in the index than qualify to be removed, the lowest ranking constituents of the index will be removed so that the total number of stocks remains at 100 following inclusion of those that qualify to be inserted. Likewise, if a greater number of companies qualify to be removed than to be inserted at the quarterly review, securities of the highest ranking companies that are then not included in the UKX will be inserted to match the number of companies being removed, in order to maintain the total at 100.

Minimum Voting Rights Screen — A company is required to have greater than 5% of its voting rights (aggregated across all of its equity securities, including, where identifiable, those that are not listed or trading) in the hands of unrestricted shareholders. Current constituents of the UKX who do not meet this requirement will have until the September 2022 review to meet the requirement or they will be removed from the UKX.

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UKX Calculation

The UKX is a market capitalization weighted index. This means that the price movement of a larger company (that is, one representing larger percentage of the index) will have a greater effect on the price of the index than will the price movement of a smaller company (that is, one representing a smaller percentage of the index).

The value of the UKX is represented by a fraction, (a) the numerator of which is the sum of the product of (i) the price of each component stock, (ii) the number of shares issued for each such component and (iii) a free float factor for each such component (described more fully below), and (b) the denominator of which is a divisor. The divisor represents the total issued share capital of the index on the base date; the divisor may be adjusted as necessary to allow for changes in issued share capital of individual securities without distorting the index.

As noted above, a free float factor is applied to each index component. By employing this approach, FTSE uses the investable market capitalization, not the total market capitalization, of each constituent to determine the value of the UKX. Investable market capitalization depends on free float. The following are excluded from free float: shares directly owned by state, regional, municipal and local governments (excluding shares held by independently managed pension schemes for governments); shares held by sovereign wealth funds where each holding is 10% or greater of the total number of shares in issue; shares held by directors, senior executives and managers of the company, and by their family and direct relations, and by companies with which they are affiliated; shares held within employee share plans; shares held by public companies or by non-listed subsidiaries of public companies; shares held by founders, promoters, former directors, founding venture capital and private equity firms, private companies and individuals (including employees) where the holding is 10% or greater of the total number of shares in issue; all shares where the holder is subject to a lock-in clause (for the duration of that clause, after which free float changes resulting from the expiration of a lock-in clause will be implemented at the next quarterly review subject to the expiration date of such lock-up clause occurring on or prior to the share and float change information cut-off date; shares held by an investor, investment company or an investment fund for publicly announced strategic reasons and shares held by an investor, investment company or an investment fund that has an employee on the board of directors of a company, has a shareholder agreement, has successfully placed a current member to the board of directors or has nominated a current member to the board of directors alongside a shareholder agreement with the company; and shares that are subject to ongoing contractual agreements (such as swaps) where they would ordinarily be treated as restricted. Shares disclosed as being held by a nominee account are typically regarded as free float, unless a restricted shareholder is identified as holding shares through such nominee account, in which case that portion of shares will be restricted from free float. In addition, while portfolio holdings such as pension funds, insurance funds or investment companies will generally not be considered as restricted from free float, where a single portfolio holding is 30% or greater it will be regarded as strategic and therefore restricted (and will remain restricted until the holding falls below 30%).

The UKX is recalculated whenever errors or distortions occur that are deemed to be significant. Users of the UKX are notified through appropriate media.

Index Maintenance

The UKX is reviewed quarterly for changes in free float. A constituent’s free float is updated during the June review regardless of the size of the change. At the March, September and December quarterly updates, a constituent with a free float greater than 15% will have its free float updated if it moves by more than three percentage points above or below the existing free float. A constituent with a free float of 15% or below will be subject to a one percentage point threshold. Free float changes resulting from corporate events will not be subject to the percentage change requirements, and will be implemented in line with the event.

Adjustments due to mergers and acquisitions are applied to the UKX after the action is determined to be final. In the event that a constituent is being acquired for cash or is delisted subsequent to an index review, such constituent will be removed from the UKX in conjunction with the index review, assuming that the action is determined to be final and a minimum of two days’ notice can be provided.

Given sufficient market hours after the confirmation of a merger or acquisition, FTSE effects the action after the close on the last day of trading of the target company, or at an appropriate time once the transaction has been deemed to be final.

A stock will be deleted as a constituent if it is delisted from all eligible exchanges. A stock will be deleted if the index sponsor becomes aware (in its country of its assigned nationality) that it has become bankrupt, has filed for bankruptcy protection, enters administration, is insolvent or is liquidated, or where evidence of a change in circumstances makes it ineligible for index inclusion. A stock which has been deleted from the UKX as a result of bankruptcy protection or insolvency will only be considered for index eligibility after a period of 12 months from when it comes out of bankruptcy protection.

A stock will also be deleted if the index sponsor becomes aware (at a quarterly review) that the price of an existing constituent is considered reaching its minimum permissible trade price. The constituent will be removed from the index in line with the review subject to it still being at the minimum permissible trade price up to the start of the quarterly review lock down period.

Capitalization Adjustments

A secondary line of a company will be considered for index inclusion if its total market capitalization before the application of any adjustments based on the extent to which the shares are publicly traded, is greater than 25% of the total market capitalization of the company’s principal line and the secondary line is eligible, in its own right. Should the total market capitalization of a secondary line fall below 20% of the total market capitalization of the company’s principal line at an annual review, the secondary line will be deleted from the UKX unless its total market capitalization remains above the qualification level for continued inclusion as a constituent of the UKX at that review. Where a company has partly paid shares, these shares, together with the outstanding call(s), are both included in the UKX.

Share Weighting Changes — For the purposes of computing the UKX, to prevent a large number of insignificant weighting changes, the number of shares in issue for each constituent security is amended only when the total shares in issue held within the index system changes by more than 1% on a cumulative basis or the total free float changes by more than 3% on a cumulative basis. A company with a free float

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of 15% or below will not be subject to the 3% threshold and will instead be updated if the change is greater than 1%. Changes will be made quarterly after the close of business on the third Friday of March, June, September and December. The data for these changes will be taken from the close of business on the Friday five weeks prior to the review implementation.

If a corporate action is applied to a constituent which involves a change in the number of shares in issue, the change in shares will be applied simultaneously with the corporate action.

Shares in Issue Increase — When a company increases the number of shares it has in issue, the market capitalization of that company increases and the total market capitalization will rise accordingly. The index divisor is adjusted to maintain a constant index value.

Weighting Amendments — The market capitalization of a company is adjusted to take account of various corporate actions. To prevent the value of the UKX from changing due to such an event, all corporate actions which affect the market capitalization of the UKX require an offsetting divisor adjustment. By adjusting the divisor, the value of the UKX remains constant before and after the event.

FTSE®”, “FT-SE®”, “Footsie®”, “FTSE4Good®” and “techMARK” are trademarks owned by the Exchange and are used by FTSE under license. “All-World®”, “All-Share®” and “All-Small®” are trademarks of FTSE.

The UKX is calculated by FTSE. FTSE does not sponsor, endorse or promote this product and is not in any way connected to it and does not accept any liability in relation to its issue, operation and trading.

All copyright and database rights in the index values and constituent list vest in FTSE.

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License Agreement

We have entered into a non-exclusive license agreement with FTSE, which allows us and our affiliates, in exchange for a fee, to use the UKX in connection with the issuance of certain securities, including the Securities. We are not affiliated with FTSE; the only relationship between FTSE and us is the licensing of the use of the UKX and trademarks relating to the UKX. All rights to the UKX are owned by FTSE, the publisher of the UKX.

The Securities are not in any way sponsored, endorsed, sold or promoted by FTSE or by the Exchange or by The Financial Times Limited (“FT”) and neither FTSE nor the Exchange nor FT makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the UKX and/or the figure at which the UKX stands at any particular time on any particular day or otherwise. The UKX is compiled and calculated by FTSE. However, neither FTSE nor the Exchange nor FT shall be liable (whether in negligence or otherwise) to any person for any error in the UKX and neither FTSE nor the Exchange nor FT shall be under any obligation to advise any person of any error therein. “FTSETM”, “FTSE®”, “FT-SE®”, and “Footsie®” are trademarks of the Exchange and FT and are used by FTSE under license. “All-World”, “All-Share” and “All-Small” are trademarks of FTSE.

Historical Information

The graph below illustrates the performance of the UKX for the period from January 1, 2011 through August 13, 2021, based on the daily closing levels as reported by Bloomberg, without independent verification. BNS has not conducted any independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of the UKX on August 13, 2021 was 7,218.71. Past performance of the UKX is not indicative of the future performance of the UKX during the term of the Securities.

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Swiss Market Index (“SMI”)

The SMI was first launched with a base level of 1,500 as of June 30, 1988; and is sponsored, calculated, published and disseminated by SIX Group Ltd. (its “index sponsor”), referred to herein as SIX Group, certain of its subsidiaries, and the Management Committee of the SIX Swiss Exchange (the “Exchange”).

The SMI is a price return float-adjusted market capitalization-weighted index of the 20 largest stocks traded on the SIX Swiss Exchange. The SMI represents more than 75% of the free-float-market capitalization of the entire Swiss market.

SMI® Composition and Selection Criteria

The SMI is comprised of the 20 highest ranked stocks traded on the Exchange that have a free float of 20% or more and that are not investment companies. The equity universe is largely Swiss domestic companies, although in some cases foreign issuers with a primary listing on the Exchange that submit to certain reporting requirements or investment companies that do not hold any shares of any company that has a primary listing on the Exchange may be included.

The ranking of each security is determined by a combination of the following criteria:

•	average free-float market capitalization over the last 12 months (compared to the capitalization of the SIX Performance Index, which serves as a benchmark for the overall Swiss equity market and as the index universe for SMI), and
•	cumulative on order book turnover over the last 12 months (compared to the total turnover of the SIX Performance Index).

Each of these two factors is assigned a 50% weighting in ranking the stocks eligible for the SMI.

The SMI is reconstituted annually after prior notice of at least two months on the third Friday in September after the close of trading. For companies that were listed during the last 12 months, the cumulated on order book turnover generally excludes the first five trading days in the calculation. The ordinary index reconstitution is based on data from the previous July 1 through June 30. Provisional interim selection (ranking) lists based on the average free-float market capitalization and cumulative on order book turnover over the last 12 months are also published at the cut off dates March 31, September 30 and December 31.

The 18 securities with the highest rank are selected for inclusion in the SMI. In order to reduce turnover, a buffer is applied for securities ranked 19 to 22. Out of the securities ranked 19 to 22 current components are selected with priority over the other securities. New components out of the buffer are selected until 20 components have been reached.

If a company has primary listings on several exchanges and less than 50% of that company’s total turnover is generated on the Exchange, it will not be included in the SMI unless it satisfies an additional liquidity criteria. For this purpose all the components of the Swiss Performance Index are ranked based on their cumulated on order book turnover over the past 12 months relative to the total turnover of the Swiss Performance Index. Such a security must rank at least 18 or better in terms of the cumulated on order book turnover over the past 12 months and if it ranks 23 or lower it will be automatically excluded from the SMI (i.e., without considering its free float).

Maintenance of the SMI

Constituent Changes. In the case of major market changes as a result of corporate actions, the Management Committee of SIX Swiss Exchange can decide at the request of the Index Commission that a security should be admitted to the SMI outside of the annual review period as long as it clearly fulfills the criteria for inclusion. For the same reasons, a security can also be excluded if the requirements for admission to the SMI are no longer fulfilled. Extraordinary exclusions and respective additions into the SMI are implemented after a notification period of usually five trading days. Extraordinary inclusions into the SMI take place after a three-month period on a quarterly basis after the close of trading on the third Friday of March, June, September and December (for example, a security listed on or before the 5th trading day prior to the end of November cannot be included until the following March). In case of a planned delisting, the exclusion of an index component is made, if possible, on the next ordinary index review. However, if the delisting would be effective before the ordinary index review, the component is excluded from the SMI on the effective date of the delisting. If the index component no longer meets the criteria for remaining in the SMI due to a pending acquisition, it may be removed ahead of time. If a delisting has been confirmed, it will be removed from the SMI at the next upcoming ordinary quarterly adjustment date (March, June, September and December) with a notice period of at least five days. However, if the delisting would be effective before the ordinary index review, the security is excluded from the SMI on the effective date of the delisting. If a delisted company is removed before the ordinary index review, it will be replaced by the best ranked candidate on the selection list which is not yet part of the SMI in order to maintain 20 components.

Capped Weightings and Intra-Quarter Breaches. The weight of any component stock that exceeds a weight of 18% within the SMI is reduced to that value at each ordinary quarterly adjustment date by applying a capping factor to the calculation of such component stock’s free float market capitalization. An component stock’s number of shares and free float figure are used to determine its capping factor. The excess weight (the difference of the original weight minus the capped weight) is distributed proportionally across the other component stocks. The component stocks are also capped to 18% as soon as two component stocks exceed a weight of 20% (an “intra-quarter breach”). If an intra-quarter breach is observed after the close of the markets, the new capping factors are implemented after the close of the following trading day. The weights of the largest components are therefore set again to 18% effective after the close of the following trading day. If an issuer is represented in the SMI by more than one security, the free float market capitalization of those securities is cumulated for the calculation of the capping factors.

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Number of Shares and Free Float. The securities included in the SMI are weighted according to their free float. This means that shares deemed to be in firm hands are subtracted from the total market capitalization of that company. The free float is calculated on the basis of outstanding shares. Issued and outstanding equity capital is, as a rule, the total amount of equity capital that has been fully subscribed and wholly or partially paid in and documented in the Commercial Register. Not counting as issued and outstanding equity capital are the approved capital and the conditional capital of a company. The free float is calculated on the basis of listed shares only. If a company offers several different categories of listed participation rights, each is treated separately for the purposes of index calculation.

Fundamentally deemed to be shares held in firm hands are shareholdings that have been acquired by one person or a group of persons in companies and that reach or exceed the threshold of 5%. Shares of persons and groups of persons who are subject to a shareholder or lock-up agreement which is binding for more than 5% of the listed shares or who, according to publicly known facts, have a long-term interest in a company are also deemed to be in firm hands.

For the calculation of the number of shares in firm hands, the Exchange may also use other sources than the reports submitted to it. In particular, the Exchange may use data gained from issuer surveys that it conducts itself.

In general, shares held by custodian nominees, trustee companies, investment funds, pension funds and investment companies are deemed free-floating. The Exchange classifies at its own discretion persons and groups of persons who, because of their area of activity or the absence of important information, cannot be clearly assigned.

The free-float rule applies only to bearer shares and registered shares. Capital issued in the form of participation certificates (“Partizipationsscheine”) and bonus certificates (“Genussscheine”) is taken into full account in calculating the SMI because it does not confer voting rights.

The number of securities in the SMI and the free-float factors are adjusted after the close of trading on four adjustment dates per year, the third Friday of March, June, September and December. Such changes are provisionally pre-announced at least one month before the effective date, although SIX Group reserves the right to take account of recent changes up to five trading days before the effective date.

In order to avoid frequent slight changes to the weighting and to maintain the stability of the SMI, any extraordinary change of the total number of outstanding securities or the free float will only result in an extraordinary adjustment if it exceeds 10% and 5% respectively, occurs from one trading to the next and is in conjunction with a corporate action.

Such an adjustment takes effect after a notification period of two trading days based on the information available.

Calculation of the Index

SIX Group calculates the SMI using the “Laspeyres formula,” with a weighted arithmetic mean of a defined number of securities issues. The formula for calculating the index value can be expressed as follows:

Swiss Market Index	=	Free Float Market Capitalization of the SMI®
Divisor

The “free float market capitalization of the SMI” is equal to the sum of the product of the last-paid price, the number of shares, the free float factor, the capping factor and, if a foreign stock is included, the current CHF exchange rate as of the time the index value is being calculated. The index value is calculated in real time and is updated whenever a trade is made in a component stock. Where any component stock price is unavailable on any trading day, the Exchange will use the last reported price for such component stock. Only prices from the Exchange’s electronic order book are used in calculating the SMI.

Divisor Value and Adjustments

The divisor is a technical number used to calculate the SMI and is adjusted to reflect changes in market capitalization due to corporate events including rights issues, merger & acquisition activities and spinoffs.

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License Agreement

SIX Swiss Exchange AG (“SIX Swiss Exchange”) and its licensors (“Licensors”) have no relationship to BNS, other than the licensing of the SMI and the related trademarks for use in connection with the Securities in exchange for a fee.

SIX Swiss Exchange and its Licensors do not:

♦	sponsor, endorse, sell or promote the Securities.
♦	recommend that any person invest in the Securities or any other securities.
♦	have any responsibility or liability for or make any decisions about the timing, amount or pricing of the Securities.
♦	have any responsibility or liability for the administration, management or marketing of the Securities.
♦	consider the needs of the Securities or the owners of the Securities in determining, composing or calculating the SMI or have any obligation to do so.

SIX Swiss Exchange and its Licensors give no warranty, and exclude any liability (whether in negligence or otherwise), in connection with the Securities or their performance.

SIX Swiss Exchange does not assume any contractual relationship with the purchasers of the Securities or any other third parties.

Specifically,

♦	SIX Swiss Exchange and its Licensors do not give any warranty, express or implied, and exclude any liability for:
o	The results to be obtained by the Securities, the owner of the Securities or any other person in connection with the use of the SMI and the data included in the SMI;
o	The accuracy, timeliness, and completeness of the SMI and its data;
o	The merchantability and the fitness for a particular purpose or use of the SMI and its data; or
o	The performance of the Securities generally.
♦	SIX Swiss Exchange and its Licensors give no warranty and exclude any liability, for any errors, omissions or interruptions in the SMI or its data.
♦	Under no circumstances will SIX Swiss Exchange or its Licensors be liable (whether in negligence or otherwise) for any lost profits or indirect, punitive, special or consequential damages or losses, arising as a result of such errors, omissions or interruptions in the SMI or its data or generally in relation to the Securities, even in circumstances where SIX Swiss Exchange or its Licensors are aware that such loss or damage may occur.

The licensing agreement between BNS and SIX Swiss Exchange is solely for their benefit and not for the benefit of the owners of the Securities or any other third parties.

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Historical Information

The graph below illustrates the performance of the SMI for the period from January 1, 2011 through August 13, 2021, based on the daily closing levels as reported by Bloomberg, without independent verification. BNS has not conducted any independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of the SMI on August 13, 2021 was 12,464.44. Past performance of the SMI is not indicative of the future performance of the SMI during the term of the Securities.

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S&P/ASX 200 (“AS51”)

The AS51 was first launched in 1979 by the Australian Securities Exchange and was acquired and re-launched by its current basket component sponsor on April 3, 2000; and is sponsored, calculated, published and disseminated by S&P Dow Jones Indices LLC (its “index sponsor”), which we refer to herein as S&P.

The AS51 includes 200 companies and covers approximately 80% of the Australian equity market by float-adjusted market capitalization. As discussed below, the S&P/ASX 200 is not limited solely to companies having their primary operations or headquarters in Australia or to companies having their primary listing on the Australian Securities Exchange (the “ASX”). All ordinary and preferred shares (if such preferred shares are not of a fixed income nature) listed on the ASX, including secondary listings, are eligible for the AS51. Hybrid stocks such as convertible stocks, bonds, warrants, preferred stock that provides a guaranteed fixed return and listed investment companies are not eligible for inclusion. Stocks currently under consideration for merger or acquisition are not eligible for inclusion or promotion to the AS51.

The AS51 is intended to provide exposure to the largest 200 eligible securities that are listed on the ASX by float-adjusted market capitalization. Constituent companies for the AS51 are chosen based on market capitalization, public float and liquidity. All index-eligible securities that have their primary or secondary listing on the ASX are included in the initial selection of stocks from which the 200 component stocks may be selected. Additional information on the AS51 (including constituents and weights, sector weights and country weights) may be obtained from the S&P website: spglobal.com/spdji/en/indices/equity/sp-asx-200/. We are not incorporating by reference the website or any material it includes in this pricing supplement.

The float-adjusted market capitalization of companies is determined based on the daily average market capitalization over the last six months. The security’s price history over the last six months, the latest available shares on issue and the investable weight factor (the “IWF”) are the factors relevant to the calculation of daily average market capitalization. The IWF is a variable that is primarily used to determine the available float of a security for ASX listed securities.

Number of Shares

When considering the AS51 eligibility of securities for inclusion or promotion into S&P/ASX indices, the number of index securities under consideration is based upon the latest available ASX quoted securities. For domestic securities (companies incorporated in Australia and traded on the ASX, companies incorporated overseas but exclusively listed on the ASX and companies incorporated overseas and traded on other markets but most of its trading activity is on the ASX), this figure is purely based upon the latest available data from the ASX.

Foreign-domiciled securities may quote the total number of securities on the ASX that is representative of their global equity capital; whereas other foreign-domiciled securities may quote securities on the ASX on a partial basis that represents their Australian equity capital. In order to overcome this inconsistency, S&P will quote the number of index securities that are represented by CHESS Depositary Interests (CDIs) for a foreign entity. When CDIs are not issued, S&P will use the total securities held on the Australian register (CHESS and, where supplied, the issuer sponsored register). This quoted number for a foreign entity is representative of the Australian equity capital, thereby allowing the AS51 to be reflective of the Australian market.

The number of CDIs or shares of a foreign entity quoted on the ASX can experience more volatility than is typically the case for ordinary shares on issue. Therefore, an average number on issue will be applied over a three-month period.

Where CDI information is not supplied to the ASX by the company or the company’s share register, estimates for Australian equity capital will be drawn from CHESS data and, ultimately, registry-sourced data.

IWF

The AS51 is float-adjusted, meaning that the share counts used in calculating the AS51 reflect only those shares available to investors rather than all of a company’s outstanding shares. S&P seeks to exclude shares held by certain shareholders concerned with the control of a company, a group that generally includes the following: officers and directors and related individuals whose holdings are publicly disclosed; private equity, venture capital and special equity firms; asset managers and insurance companies with board of directors representation; shares held by another publicly traded company; holders of restricted shares; company-sponsored employee share plans or trusts, defined contribution plans/savings and investment plans; foundations or family trusts associated with the company; government entities at all levels except government retirement or pension funds; sovereign wealth funds; and any individual person listed as a 5% or greater stakeholder in a company as reported in regulatory filings (collectively, “control holders”). To this end, S&P excludes all share-holdings (other than depositary banks; pension funds, including government pension and retirement funds; mutual funds, exchange traded fund providers, investment funds and asset managers, including hedge funds with no board of director representation; investment funds of insurance companies; and independent foundations not associated with the company) with a position greater than 5% of the outstanding shares of a company from the float-adjusted share count to be used in index calculations.

The exclusion is accomplished by calculating an investable weight factor (IWF) for each stock that is included in the AS51 as follows:

IWF = (available float shares)/(total shares outstanding)

where available float shares is defined as total shares outstanding less shares held by strategic holders. In most cases, an IWF is reported to the nearest one percentage point. For companies with multiple share class lines, a separate IWF is calculated for each share class line.

A company must have a minimum IWF of 0.3 to be eligible for index inclusion, however an IWF at or above that level is not necessary for ongoing index membership.

IWFs are reviewed annually as part of the September quarterly review.

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Liquidity Test

Only stocks that are regularly traded are eligible for inclusion. Eligible stocks are considered for index inclusion based on their stock median liquidity (median daily value traded divided by its average float-adjusted market capitalization for the last six months) relative to the market capitalization weighted average of the stock median liquidities of the 500 constituents of the All Ordinaries index, another member of the S&P/ASX index family.

Index Maintenance

S&P rebalances the AS51 constituents quarterly to ensure adequate market capitalization and liquidity based on the previous six months’ worth of data. The reference date used for the six months’ worth of trading data is the last Friday of the month prior to the rebalancing, except for the September rebalancing where the reference date for data used is the second to last Friday of August. Quarterly review changes take effect after the market closes on the third Friday of March, June, September and December. Eligible stocks are considered for index inclusion based on their float-adjusted market capitalization rank relative to the stated quota of 200 securities. For example, a stock that is currently in the S&P/ASX 300 and is ranked at 175, based on float-adjusted market capitalization, within the universe of eligible securities may be considered for inclusion into the AS51, provided that liquidity hurdles are met. Stocks that fail the relative liquidation criteria are typically removed from the float-adjusted market capitalization rankings.

In order to limit the level of index turnover, eligible non-constituent securities will generally only be considered for index inclusion once a current constituent stock is excluded due to a sufficiently low rank and/or liquidity, based on the float-adjusted market capitalization. Potential index inclusions and exclusions need to satisfy buffer requirements in terms of the rank of the stock relative to a given index. In order to be added to the AS51, a stock must be ranked 179th or higher, and in order to be deleted from the AS51, a stock must be ranked 221st or lower. The buffers are established to limit the level of index turnover that may take place at each quarterly rebalancing. The buffers serve as guidelines for arriving at any potential constituent changes to the AS51, however, these rules can be by-passed when circumstances warrant.

Between rebalancing dates, an index addition is generally made only if a vacancy is created by an index deletion. Index additions are made according to float-adjusted market capitalization and liquidity. An initial public offering is added to the AS51 only when an appropriate vacancy occurs and is subject to proven liquidity for at least eight weeks. An exception may be made for extraordinary large offerings where sizeable trading volumes justify index inclusion.

Deletions can occur between index rebalancing dates due to acquisitions, mergers and spin-offs or due to suspension or bankruptcies. The decision to remove a stock from the AS51 will be made once there is sufficient evidence that the transaction will be completed. Stocks that are removed due to mergers & acquisitions activity are removed from the AS51 at the cash offer price for cash-only offers. Otherwise the best available price in the market is used.

Share numbers for all index constituents are updated quarterly and are rounded to the nearest thousand for all domestic Australian stocks.

Share updates for foreign-domiciled securities will take place at each quarterly rebalancing. The update to the number of index shares will only take place when the 3-month average of CDIs or the total securities held in the Australian branch of the issuer sponsored register (where supplied) and in CHESS, on the rebalancing reference date, differs from the current index shares by 5% or more. Where CDI information is not supplied to the ASX by the company or the company’s share register, estimates for Australian equity capital will be drawn from CHESS data and, ultimately, registry-sourced data.

Intra-Quarter Changes to the Number of Shares of a Constituent

Changes as a result of mandatory events, such as mergers or acquisition driven share/IWF changes, stock splits and mandatory distributions are not subject to a minimum threshold for implementation and are implemented when the transaction occurs. At S&P’s discretion, however, de minimis merger and acquisition changes may be accumulated and implemented with the updates made with the quarterly share updates as described below. Material share/IWF changes resulting from certain non-mandatory corporate actions follow the accelerated implementation rule.

Accelerated Implementation Rule

1. Public offerings. Public offerings of new company-issued shares and/or existing shares offered by selling shareholders, including block sales and spot secondaries, will be eligible for accelerated implementation treatment if the size of the event meets the materiality threshold criteria:

(a) at least US $150 million, and

(b) at least 5% of the pre-event total shares.

In addition to the materiality threshold, public offerings must satisfy the following conditions:

•	be underwritten.
•	have a publicly available prospectus, offering document, or prospectus summary filed with the relevant authorities.
•	have a publicly available confirmation from an official source that the offering has been completed.

For public offerings that involve a concurrent combination of new company shares and existing shares offered by selling shareholders, both events are implemented if either of the public offerings represent at least 5% of total shares and US $150 million. Any concurrent share repurchase by the affected company will also be included in the implementation.

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2. Dutch Auctions, self-tender offer buybacks, and split-off exchange offers. These nonmandatory corporate action types will be eligible for accelerated implementation treatment regardless of size once their results are publicly announced and verified by S&P.

Exception to the Accelerated Implementation Rule

For non-mandatory corporate actions subject to the accelerated implementation rule with a size of at least US $1 billion, S&P will apply the share change, and any resulting IWF change, using the latest share and ownership information publicly available at the time of the announcement, even if the offering size is below the 5% threshold. This exception ensures that very large events are recognized in a timely manner using the latest available information.

All non-mandatory events not covered by the accelerated implementation rule (including but not limited to private placements, acquisition of private companies, and conversion of non-index share lines) will be implemented quarterly coinciding with the third Friday of the third month in each calendar quarter. In addition, events that were not implemented under the accelerated implementation rule but were found to have been eligible, (e.g. due to lack of publicly available information at the time of the event) are implemented as part of a quarterly rebalancing.

Announcement Policy

For accelerated implementation, S&P will provide two (2) business days’ notice for all non-US domiciled stocks, and one (1) business days’ notice for all US domiciled stocks.

IWF Updates

Accelerated implementation for events less than US $1 billion will include an adjustment to the company’s IWF only to the extent that such an IWF change helps the new float share total mimic the shares available in the offering. To minimize unnecessary turnover, these IWF changes do not need to meet any minimum threshold requirement for implementation. Any IWF change resulting in an IWF of 0.96 or greater is rounded up to 1.00 at the next annual IWF review.

IWF changes will only be made at the quarterly review if the change represents at least 5% of total current shares outstanding and is related to a single corporate action that did not qualify for the accelerated implementation rule.

Quarterly share change events resulting from the conversion of derivative securities, acquisitions of private companies, or acquisitions of non-index companies that do not trade on a major exchange are considered to be available to investors unless there is explicit information stating that the new owner is a strategic holder.

Other than the situations described above, please note that IWF changes are only made at the annual IWF review.

Share Updates

When total shares outstanding increase by at least 5%, but the new share issuance is to a strategic or major shareholder, it implies that there is no change in float- adjusted shares. However, in such instances, S&P will apply the share change and resulting IWF change regardless of whether the float change is greater than or equal to 5%.

For companies with multiple share class lines, the 5% share change threshold is based on each individual multiple share class line rather than total company shares.

Changes to share counts that total less than 5% of total shares are accumulated and made quarterly on the third Friday of March, June, September, and December.

Exceptions:

Any non- fully paid or non-fully settled offering such as forward sales agreements are not eligible for accelerated implementation. Share updates resulting from completion of subscription receipts terms or the settlement of forward sale agreements are updated at a future quarterly share rebalance.

Rebalancing Guidelines – Share/IWF Freeze

A share/IWF freeze period is implemented during each quarterly rebalancing. The freeze period begins after the market close on the Tuesday prior to the second Friday of each rebalancing month (i.e. March, June, September, and December) and ends after the market close on the third Friday of the rebalancing month. Pro-forma files are normally released after the market close on the second Friday, one week prior to the rebalancing effective date. In September, preliminary share and float data is released on the first Friday of the month. However, the share freeze period for September follows the same schedule as the other three quarterly share freeze periods. For illustration purposes, if rebalancing pro-forma files are scheduled to be released on Friday, March 13, the share/IWF freeze period will begin after the close of trading on Tuesday, March 10 and will end after the close of trading the following Friday, March 20 (i.e. the third Friday of the rebalancing month).

During the share/IWF freeze period, shares and IWFs are not changed except for mandatory corporate action events (such as merger activity, stock splits, and rights offerings), and the accelerated implementation rule is suspended. The suspension includes all changes that qualify for accelerated implementation and would typically be announced or effective during the share/IWF freeze period. At the end of the freeze period all suspended changes will be announced on the third Friday of the rebalancing month, and implemented five business days after the quarterly rebalancing effective date.

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Index Calculation

The AS51 is calculated using a base-weighted aggregate methodology. The value of the AS51 on any day for which an index value is published is determined by a fraction, the numerator of which is the sum for all component stocks of the products of the price of each stock in the AS51 times the number of shares of such stock included in the AS51 times that stock’s IWF, and the denominator of which is the divisor, which is described more fully below.

In order to prevent the value of the AS51 from changing due to corporate actions, all corporate actions, including company addition/deletion, changes in shares outstanding, split/reverse splits, spin-offs, changes in IWF, ordinary and special dividends, and rights offerings, may require S&P to make an index or divisor adjustment. This helps maintain the value of the AS51 and ensures that the movement of the AS51 does not reflect the corporate actions of the individual companies that comprise the AS51.

Recalculation Policy

S&P reserves the right to recalculate and republish the AS51 at its discretion in the event one of the following issues has occurred: (1) incorrect or revised closing price of one or more constituent securities; (2) missed corporate event; (3) incorrect application of corporate action or index methodology; (4) late announcement of a corporate event; or (5) incorrect calculation or data entry error. The decision to recalculate the AS51 is made at the discretion of the index manager and/or index committee, as further discussed below. The potential market impact or disruption resulting from the potential recalculation is considered when making any such decision. In the event of an incorrect closing price, a missed corporate event or a misapplied corporate action, a late announcement of a corporate event, or an incorrect calculation or data entry error that is discovered within two trading days of its occurrence, the index manager may, at his or her discretion, recalculate the AS51 without involving the index committee. In the event any such event is discovered beyond the two trading day period, the index committee shall decide whether the AS51 should be recalculated. In the event of an incorrect application of the methodology that results in the incorrect composition and/or weighting of index constituents, the index committee shall determine whether or not to recalculate the AS51 following specified guidelines. In the event that the AS51 is recalculated, it shall be done within a reasonable timeframe following the detection and review of the issue.

License Agreement

The AS51 is a product of S&P or its affiliates (“SPDJI”) and Australian Securities Exchange, and has been licensed for use by BNS for a fee. Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P Financial”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). ASX® is a registered trademark of Australian Securities Exchange. The trademarks have been licensed to SPDJI and have been sublicensed for use for certain purposes by BNS. The Securities are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P Financial, any of their respective affiliates (collectively, “S&P Dow Jones Indices”) or Australian Securities Exchange. Neither S&P Dow Jones Indices nor Australian Securities Exchange make any representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the AS51 to track general market performance. S&P Dow Jones Indices and Australian Securities Exchange only relationship to The Bank of Nova Scotia with respect to the AS51 is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The AS51 is determined, composed and calculated by S&P Dow Jones Indices or Australian Securities Exchange without regard to The Bank of Nova Scotia or the Securities. S&P Dow Jones Indices and Australian Securities Exchange have no obligation to take the needs of The Bank of Nova Scotia or the owners of the Securities into consideration in determining, composing or calculating the AS51. Neither S&P Dow Jones Indices nor Australian Securities Exchange are responsible for and have not participated in the determination of the prices, and amount of the Securities or the timing of the issuance or sale of the Securities or in the determination or calculation of the equation by which Securities are to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices and Australian Securities Exchange have no obligation or liability in connection with the administration, marketing or trading of the Securities. There is no assurance that investment products based on the AS51 will accurately track index performance or provide positive investment returns. S&P is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

NEITHER S&P DOW JONES INDICES NOR THIRD PARTY LICENSOR GUARANTEES THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE AS51 OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES AND AUSTRALIAN STOCK EXCHANGE SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES AND AUSTRALIAN STOCK EXCHANGE MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY BNS, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE AS51 OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES OR AUSTRALIAN STOCK EXCHANGE BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND BNS, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

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Historical Information

The graph below illustrates the performance of the AS51 for the period from January 1, 2011 through August 13, 2021, based on the daily closing levels as reported by Bloomberg, without independent verification. BNS has not conducted any independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of the AS51 on August 13, 2021 was 7,628.923. Past performance of the AS51 is not indicative of the future performance of the AS51 during the term of the Securities.

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What Are the Tax Consequences of the Securities?

The U.S. federal income tax consequences of your investment in the Securities are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, in the accompanying product prospectus supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Securities, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Securities, BNS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Securities as prepaid derivative contracts with respect to the underlying basket. If your Securities are so treated, you should generally recognize long-term capital gain or loss if you hold your Securities for more than one year (and, otherwise, short-term capital gain or loss) upon the taxable disposition of your Securities, in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. The deductibility of capital losses is subject to limitations.

Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Securities could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, in the accompanying product prospectus supplement.

Section 1297. We will not attempt to ascertain whether any underlying constituent issuer would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply to U.S. holders upon the taxable disposition (including cash settlement) of the Securities. U.S. holders should refer to information filed with the SEC or an equivalent governmental authority by such entities and consult their tax advisors regarding the possible consequences to them if any such entity is or becomes a PFIC.

Except to the extent otherwise required by law, BNS intends to treat your Securities for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product prospectus supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Securities. According to Notice 2008-2, the IRS and the Treasury are actively considering whether a holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Securities, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Securities if they do not hold their Securities in an account maintained by a financial institution and the aggregate value of their Securities and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Securities and fails to do so.

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Non-U.S. Holders. Subject to Section 871(m) of the Code and “FATCA”, discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a Security generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2023.

Based on our determination that the Securities are not “delta-one” with respect to the underlying basket or any basket asset or underlying constituents, our special U.S. tax counsel is of the opinion that the Securities should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Securities are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your Securities could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying basket, any basket asset or underlying constituent or your Securities, and following such occurrence your Securities could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Securities under these rules If you enter, or have entered, into other transactions in respect of the underlying basket, any basket asset or underlying constituent or the Securities should consult your tax advisor regarding the application of Section 871(m) of the Code to your Securities in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Securities, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Securities.

FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Securities through a foreign entity) under the FATCA rules.

Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Securities will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A Security may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the Security at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Securities at death.

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Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Securities.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situation, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of BNS and those of the underlying constituent issuers).

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Material Canadian Income Tax Consequences

See “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product prospectus supplement for a discussion of the material Canadian income tax consequences of an investment in the Securities.

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Additional Information Regarding Estimated Value of the Securities

On the cover page of this pricing supplement, BNS has provided the initial estimated value for the Securities. The intial estimated value was determined by reference to BNS’ internal pricing models, which take into consideration certain factors, such as BNS’ internal funding rate on the trade date and BNS’ assumptions about market parameters. For more information about the initial estimated value, see “Key Risks —Estimated Value Considerations” herein.

The economic terms of the Securities are based on BNS’ internal funding rate, which is the rate BNS would pay to borrow funds through the issuance of similar market-linked Securities, the underwriting discount and the economic terms of certain related hedging arrangements. Due to these factors, the original issue price you pay to purchase the Securities will be greater than the initial estimated value of the Securities. BNS’ internal funding rate is typically lower than the rate BNS would pay when it issues conventional fixed rate debt securities as discussed further under “Key Risks — Estimated Value Considerations — Neither BNS’ nor SCUSA’s estimated value of the Securities at any time is determined by reference to credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities”. BNS’ use of its internal funding rate reduces the economic terms of the Securities to you.

We urge you to read the “Key Risks” in this pricing supplement for additional information.

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Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

SCUSA, our affiliate, has agreed to purchase the Securities at the principal amount and, as part of the distribution of the Securities, has agreed to sell the Securities to UBS at the discount specified on the cover hereof. UBS initially offered the Securities to the public at the issue price set forth on the cover of hereof. In accordance with the terms of a distributor accession letter, UBS has been appointed as a distribution agent under the distribution agreement and has agreed to purchase Securities from BNS or its affiliates.

In addition, SCUSA and our other affiliates may use the accompanying product prospectus supplement, accompanying prospectus supplement and accompanying prospectus to which this pricing supplement relates in market-making transactions after the initial sale of the Securities. While SCUSA intends to make a market in the Securities, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See “Key Risks — Risks Relating to Liquidity and Secondary Market Price Considerations — The Securities have limited liquidity” herein and the sections titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product prospectus supplement and the accompanying prospectus supplement for additional information.

Conflicts of Interest — SCUSA is an affiliate of BNS and, as such, has a “conflict of interest” in this offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, BNS will receive the gross proceeds from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. SCUSA is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

In the ordinary course of their various business activities, SCUSA, UBS and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of BNS. SCUSA, UBS and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

SCUSA and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than BNS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including SCUSA’s or any affiliates’ customary bid-ask spreads) at which SCUSA or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the initial estimated value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 12 months after the trade date, provided that SCUSA may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, SCUSA and its affiliates intend, but are not required, to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the initial estimated value of the Securities, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” herein.

Prohibition of Sales to EEA Retail Investors — The Securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition of Sales to United Kingdom Retail Investors — The only categories of person in the United Kingdom to whom this document may be distributed are those persons who (i) have professional experience in matters relating to investments falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”)), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons in (i)-(iii) above together being referred to as “Relevant Persons”). This document is directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. Any investment or investment activity to which this document relates is available only to Relevant Persons and will be engaged in only with Relevant Persons. This document may only be provided to persons in the United Kingdom in circumstances where section 21(1) of FSMA does not apply to the Bank. The Securities are not being offered to “retail investors” within the meaning of the Packaged Retail and Insurance-based Investment Products Regulations 2017 and accordingly no Key Information Document has been produced under these regulations.

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Validity of the Securities

In the opinion of Cadwalader, Wickersham & Taft LLP, as special counsel to BNS, when the Securities offered by this pricing supplement have been executed and issued by BNS and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Securities will be valid and binding obligations of BNS, enforceable against BNS in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for BNS, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Securities, authentication of the Securities and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated November 30, 2018 filed with the SEC as Exhibit 5.3 to the Registration Statement on Form F-3 on November 30, 2018.

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the Securities has been duly authorized by all necessary corporate action of BNS in conformity with the Indenture, and when the Securities have been duly executed, authenticated and issued in accordance with the Indenture, the Securities will be validly issued and, to the extent validity of the Securities is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, and will be valid obligations of BNS, subject to the following limitations (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustees’ authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated November 30, 2018, which has been filed as Exhibit 5.2 to BNS’s Form F-3 filed with the SEC on November 30, 2018.

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